EXHIBIT 4.1

MANAGEMENT AGREEMENT BETWEEN TASMAN METALS LTD.
AND SIERRA PERU PTY LTD. DATED OCTOBER 1, 2010

MANAGEMENT AGREEMENT

THIS AGREEMENT made and effective as of the 1st day of October, 2010.

BETWEEN:

TASMAN METALS LTD., having an office at 1305, 1090 West Georgia Street, Vancouver, BC, V6E 3V7.

(the "Corporation")
                               OF THE FIRST PART

AND:

SIERRA PERU PTY LTD., having an office at 33 Homebush Drive, Junortoun, Victoria, 3551 Australia

(the "Contractor")

                               OF THE SECOND PART

WHEREAS:

A.  The Contractor is a private corporation engaged in the provision of geological and executive level management services, primarily through its principals, which includes Mr. Mark Saxon (“Saxon”).

B.  The Corporation wishes to retain the Contractor to provide services with respect to the technical, corporate and administrative affairs of the Corporation.

C.  The services of the Contractor, as set out in Clause 3 below, are performed outside of Canada.

NOW THEREFORE, In consideration of the mutual covenants, premises, agreements and conditions herein contained and other good and valuable consideration (the receipt and authenticity of which is hereby acknowledged by the parties) the Contractor and the Corporation hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

For all purposes of this Agreement, except as otherwise expressly provided:

(a)
"this Agreement" means this contract for technical, corporate and administrative services as from time to time supplemented or amended by one or more agreements entered into pursuant to the applicable provisions hereof;

(b)	the words "herein" and "hereunder" and other words of similar importance refer to this Agreement as a whole and not to any particular paragraph, sub-paragraph or other subdivision;

(c)	all references to currency mean lawful currency of Canada;

(d)	the headings are for convenience only and are not intended as a guide to interpretation of this Agreement of any portion hereof;

(e)	"Business Day" means any day on which the Corporation's bankers located in Vancouver, British Columbia, are open for business during normal banking hours, other than a Saturday or a Sunday; and

(f)	"Services" means the services described in section 3 of this Agreement.

2.	ENGAGEMENT AND TERM

(a)	The Corporation hereby engages the Contractor to provide the Services and the Contractor hereby agrees to provide the Services to the Corporation.

(b)	The Contractor's engagement will commence on the date of this Agreement and continue until this Agreement is terminated in accordance with the provisions herein.

(c)
If the Contractor ceases to be an ongoing entity, or Saxon ceases to be a director of the Contractor, then Saxon has the right to form a contract with the Corporation on the same terms, on an individual basis, as contained herewith.

3.	SCOPE OF SERVICES

The Services to be provided by the Contractor shall consist of making available to the Corporation the services of Saxon on a full time basis. The services to be provided to the Corporation, although not limited to, are:

(a)	act as President & Chief Executive Officer of the Corporation;

(c)	assist the Corporation on all aspects of its business, including, but not limited to, strategic planning, financing, acquisitions and dispositions and corporate restructuring; and

(c)	Report to the Corporations’ Board of Directors from time to time.

4.	COMPENSATION

(a)
Fee.  During the term of this Agreement, the Contractor will be paid a monthly fee of $13,000 payable monthly as directed by Saxon from time to time and such fee to be reviewed by the Corporation from time to time.

(b)
Reimbursement of Expenses.  In addition to the foregoing, the Corporation will reimburse the Contractor for all reasonable travel expenses, including car rentals, food and lodging, and sundry expenses and all other out of pocket expenses incurred in connection with the business of the Corporation or any of its subsidiaries within 15 days of presentation of receipts or other evidence satisfactory to the Corporation in respect of such expenses.

(c)	Stock Options. The Corporation will grant to Saxon, stock options in an amount and on terms determined by the board of directors of the Corporation from time to time.

5.	CONTRACTOR'S RIGHT TO TERMINATE

The Contractor may terminate its obligations under this Agreement at any time upon the occurrence of the following events:

(a)	at any time upon providing 60 days notice in writing to the Corporation;

(b)
upon a material breach or default of any term of this Agreement by the Corporation if such material breach or default has not been remedied within 30 days after written notice of the material breach or default has been delivered by the Contractor to the Corporation; or

(c)	in accordance with subsection 7(b).

6.	CORPORATION'S RIGHT TO TERMINATE

The Corporation may terminate the Contractor's engagement under this Agreement at any time upon the occurrence of any of the following events:

(a)
the Contractor or any of its directors, officers or employees acting unlawfully, dishonestly, in bad faith or negligently with respect to the business of the Corporation to the extent that it has a material and adverse effect on the Corporation, or acting in any way which would permit the Corporation to terminate the Agreement "for cause" at common law if the Contractor or any of its directors, officers or employees were employees of the Corporation;

(b)
the conviction of the Contractor or any of its directors, officers or employees of any crime or fraud against the Corporation or its property or any felony offence or crime reasonably likely to bring discredit upon the Contractor or the Corporation;

(c)
the Contractor or any of its directors, officers or employees filing a voluntary petition in bankruptcy, or being adjudicated bankrupt or insolvent, or filing any petition or answer under any present or future statute or law relating to bankruptcy, insolvency or other relief for debtors;

(d)
a material breach or default of any term of this Agreement by the Contractor if such material breach or default has not been remedied within 30 days after written notice of the material breach or default has been delivered by the Corporation to the Contractor;

(e)
Saxon dying or becoming permanently disabled, as determined by a competent physician chosen by the Corporation, or disabled for a period exceeding 360 consecutive days or 360 days calculated on a cumulative basis over any two year period during the term of this Agreement;

(f)	in accordance with subsection 7(b); or

(g)	at the discretion of the Corporation without cause.

7.	CHANGE OF CONTROL

(a)	For the purposes of this Agreement, a "Change of Control" shall be deemed to have occurred when:

(i)	a majority of the directors elected at any annual or special general meeting of shareholders of the Corporation are not individuals nominated by the Corporation's then incumbent Board;

(ii)
there is an occurrence of an event, including a take over bid (as defined in the Securities Act (British Columbia)), whereby any person or entity becomes the beneficial owner of shares representing 25% or more of the combined voting power of the voting securities of the Corporation;

(iii)
there is a merger, amalgamation, reorganization or other corporate transaction of the Corporation with one or more corporations as a result of which, immediately following such merger, amalgamation, reorganization or other corporate transaction the shareholders of the Corporation as a group will hold less than a majority of the outstanding capital stock of the surviving corporation; or

(iv)	the Corporation sells all or substantially all of its assets.

(b)
In the event of a Change of Control of the Corporation, the Corporation may terminate the Contractor's obligations under this Agreement within 180 days of the Change of Control upon giving 30 days' notice in writing, and in such event, the Contractor will be entitled to receive the compensation set out in subsection 8(b).

(c)
In the event of a Change of Control of the Corporation the Contractor may terminate the Contractor’s obligations under this Agreement for “Good Cause” at any time within 12 months after a Change of Control.  A notice of resignation under this section must be in writing, must cite this section and must contain at least one (1) month’s notice and not more than two (2) months’ notice.  In the event of a resignation under this section, on the fifth (5th) business day following the earlier of the last day of the notice period specified in the notice of resignation given under this section and the date the Contractor actually ceases providing services to the Corporation, (the “Date of Resignation”), the Corporation shall pay the compensation set out in subsection 8(c).

(d)
As used herein voluntary termination by the Contractor of services for “Good Cause” means termination after a Change of Control following the occurrence of one of the following events without the Contractor’s express written consent:

(i)
the assignment by the Corporation of any duties inconsistent with the Contractor’s or Saxon’s positions, duties, responsibilities and status with the Corporation immediately prior to the Change of Control;

(ii)
a material reduction in the Contractor’s or Saxon’s responsibilities, titles or offices as in effect immediately prior to the Change of Control, or any removal of Saxon from or any failure to re-elect Saxon to any such positions, except in connection with good and sufficient cause, or as a result of death, disability or retirement;

(iii)	a reduction by the Corporation in the Compensation payable to the Contractor as in effect immediately prior to the Change of Control;

(iv)
a change in the principal executive office of the Corporation to a location more than 50 miles from the location of the principal executive office of the Corporation immediately prior to the Change of Control;

(v)
the requirement by the Corporation that Saxon be based anywhere other than within a 50-mile radius of his location immediately prior to the Change of Control, except substantially consistent with Saxon’s business travel obligations immediately prior to the Change of Control; or

(vi)
the failure by the Corporation to continue in effect, or a change of Saxon’s participation in benefits under any bonus or incentive compensation or benefit plan, any stock ownership, stock purchase, stock option or other equity incentive plan, any life, health, accident, disability or similar plan providing welfare benefits or any plan or program of fringe benefits in which Saxon is participating immediately prior to a Change of Control (“Existing Plans”), the effect of which would be to materially reduce the total value, in the aggregate, of Saxon’s benefits under all Existing Plans and all amendments thereto and plans substituted therefore, as compared to Saxon’s benefits under Existing Plans as they existed immediately prior to the Change of Control, or the failure by the Corporation to provide Saxon with the number of paid vacation days to which Saxon are entitled in accordance with the Corporation’s general vacation policy in effect immediately prior to the Change of Control.

8.	PAYMENTS ON TERMINATION

(a)
In the event of the termination of the Contractor's employment pursuant to subsection 5(a), 6(a), 6(b), 6(c) or 6(d) of this Agreement, the Corporation shall pay to the Contractor within three Business Days of the date of such termination the full amount of compensation accrued pursuant to subsections 4(a) and 4(b) of this Agreement as of the date of termination.

(b)
In the event of the termination of the Contractor's employment pursuant to subsection 6(g) or 7(b) of this Agreement, the Corporation shall pay to the Contractor within three Business Days of the date of such termination:

(i)	the full amount of compensation accrued pursuant to subsections 4(a) and 4(b) of this Agreement as of the date of termination; and

(ii)	two years compensation under subsections 4(a).

(c)
The Contractor may, by notice to the Corporation, elect to take the severance payments to which he is entitled under subsections 8(a) or 8(b), as the case may be, in a lump sum payment, or in instalments over such period as the Contractor may specify.

9.	CONFIDENTIALITY

The Contractor shall not either during the continuance of its engagement or anytime thereafter divulge, publish or otherwise reveal either directly or indirectly or through any person, firm or corporation the private affairs or secrets of the Corporation, its subsidiaries or affiliates to any person or persons other than the directors of the Corporation and shall not without the written consent of the Corporation either during the continuance of its engagement or at any time thereafter, use for its own purpose or any purpose other than those of the Corporation any information it may acquire in relation to the business and affairs of the Corporation except such information which is in the public domain or is required by law to be disclosed.  The Contractor agrees, during the term of its engagement and at all times thereafter to keep confidential all information and material provided to it by the Corporation, excepting only such information as is already known to the public or required by law to be disclosed,  and including any such information and material in relation to any customer, vendor or other party transacting business with the Corporation, and not to release, use or disclose the same, except with the prior written permission of the Corporation.  The within understanding shall survive the termination of this Agreement or of the Contractor's engagement even if occasioned by the Corporation's breach or wrongful termination.  The Contractor will cause all of its directors, officers, employees, advisors and consultants to comply with this section 9.

10.	SEVERABILITY

The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.	ENUREMENT

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

12.	NOTICES

Unless otherwise specified in this Agreement, any notice or other communication required to be given by any party pursuant to this Agreement must be in writing, given by letter or notice delivered by hand or first-class prepaid post or transmitted by facsimile transmission, and addressed to the recipient and sent to the address and facsimile number of the recipient set out below, marked for the attention of the representative set out below:

(a)	If to the Contractor:	Sierra Peru Pty Ltd.
33 Homebush Drive, Junortoun, Victory, 3551 Australia
Email: marksaxon70@gmail.com

(b)	If to the Corporation:	Tasman Metals Ltd.
1305, 1090 West Georgia Street, Vancouver, BC V6E 3V7
Canada
Email: ndemare@chasemtg.com

Any notice personally delivered shall be deemed to have been given by the sender and received by the addressee at the time of delivery.  Any notice sent by email shall be deemed to have been given by the sender and received by the addressee on the first business day after it was transmitted.

13.	GOVERNING LAW

The validity, interpretation, construction and performance of the Agreement shall be governed by the laws of the Province of British Columbia and the parties hereby irrevocably atone to the jurisdiction of the courts of British Columbia.

14.	WAIVER

No provisions of this Agreement may be modified waived or discharged unless such waiver modification or discharge is agreed to in writing signed by the Contractor and the Corporation.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with any condition or provision of this Agreement to be preformed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

15.	ENTIRE AGREEMENT

No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by wither party which are not set forth expressly in the Agreement.

16.	NO ASSIGNMENT

This Agreement may not be assigned by either party hereto without the written consent of the other.

17.	COUNTERPARTS

The Agreement may be executed in one or more counterparts each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed and delivered as of the day and year above first set forth.

TASMAN METALS LTD.

Per:

/s/ Nick DeMare
Nick DeMare, Director

SIERRA PERU PTY LTD.

Per:

/s/ Mark Saxon
Authorized Signatory